Exhibit 99.1

ZILA, INC	NEWS
5227 N. 7th Street • Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602) 234-2264 • www.zila.com

For Immediate Release	Contact: Zila, Inc. Doug Burkett 602-266-6700

Zila Announces Gain from Sale, Leaseback of Headquarters

Phoenix, Ariz. – February 3, 2004 – Zila, Inc. (Nasdaq:ZILA) today announced the completion of the sale and five-year leaseback of its corporate headquarters in Phoenix — a transaction that generated $1.72 million in cash in the second fiscal quarter ended January 31, 2004.

Zila said the sale of the approximate 16,400-square-foot building to a private, non-affiliated investor group for $1.83 million has provided $1.72 million in immediate cash and a $1.2 million gain on the sale. Because the gain is significantly larger than the total five-year lease payments, the applicable accounting rules require Zila to recognize a gain of approximately $470,000 in the second fiscal quarter and the balance over the five-year term.

The remaining $730,000 gain will be amortized over the five-year lease at $146,000 per year. When the lease cost is deducted from the gain, the P&L impact will be about negative $18,000 per year.

Douglas Burkett, Chairman, CEO and President of Zila, said, “This transaction enabled us to monetize a fixed asset, add to our working capital and lock-in our lease costs for a five-year period at reasonable, current market rates while having essentially a neutral P&L impact over that period.

“This transaction is part of our larger strategy to focus on our core competencies, maximize Zila’s operating cash and redeploy assets toward our fundamental goal of ensuring the growth and success of our products that prevent, detect, and enhance defenses against major diseases, including cancer. We continue to focus intensely on that goal,” Dr. Burkett added.

About Zila

Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest® technologies.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester E™, branded, highly effective forms of vitamin C and E for Whole Body Protection.

•	Zila Pharmaceuticals, marketer of superior products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin® OTC oral care products.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2003, and its Form 10-Q for the quarter ended October 31, 2003, filed with the Securities and Exchange Commission.